EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 3/3/26 to 4/17/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/19/2026	Buy	28,190	12.41
3/23/2026	Buy	66,031	12.52
3/24/2026	Buy	16,685	12.45
3/25/2026	Buy	41,486	12.64
3/26/2026	Buy	68,783	12.52
3/27/2026	Buy	92,048	12.35
3/30/2026	Buy	30,502	12.39
4/1/2026	Buy	3,509	12.65